EXHIBIT 23.4

Cushman & Wakefield, Inc.
51 West 52nd Street
New York, NY 10019-6178
Tel: (212) 841-7887
Fax: (212) 841-5026
Frank P. Liantonio, MAI, CRE
Executive Managing Director
Valuation Advisory Services

                                February 5, 1998

     We hereby consent to the inclusion in this Amendment No. 2 to the Registration Statement on Form S-3 of Mid-America Capital Partners, L.P. and Mid-America Finance, Inc. of the summarization of the Appraisals prepared by our firm located in "Prospectus Summary -- Total Appraised Value," "Risk
Factors -- Appraisals," "Description of the Mortgaged Properties -- The Appraisal Reports" and "-- Additional Mortgaged Property Information
(Appraised Value and Appraised Value per Unit)" and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          Sincerely,
                                          /s/  FRANK P. LIANTONIO
                                          Frank P. Liantonio, MAI, CRE